Liberator Medical Reports Record Annual Net Revenues of $60.9 Million for Fiscal Year Ended September 30, 2012

The Company Reports Net Income of $2.5 Million for the Year

STUART, FL -- (MARKETWIRE) -- 12/24/12 --  Liberator Medical Holdings, Inc. (OTCBB: LBMH) announced net revenues for fiscal year 2012 of $60,943,000, an increase of $8,245,000, or 15.6%, compared with sales of $52,698,000 for fiscal year 2011. The increase in sales was primarily due to the Company's continued direct response advertising campaign to acquire new customers and its emphasis on customer service to maximize the reorder rates for its recurring customer base. Liberator's direct response advertising expenditure for fiscal year 2012 was $13,113,000, compared to $15,245,000 for fiscal year 2011. For the fourth quarter of fiscal 2012, the Company reported net revenues of $16,516,000, representing a 10.4% increase over third quarter 2012 net revenues of $14,961,000.

Net income for fiscal year 2012 increased by $2,242,000, or 866%, to $2,501,000, compared with fiscal year 2011 net income of $259,000. Net income for fiscal year 2011 included a $902,000 non-cash expense for the change in fair value of an embedded derivative, which was eliminated upon conversion of a convertible note during the first quarter of fiscal year 2011. The balance of the increase in net income was driven by increased sales volumes and improved operating margins during fiscal year 2012.

Financial Condition

The Company had cash of $3,326,000 at September 30, 2012, compared with $3,016,000 at September 30, 2011, an increase of $310,000. This increase in cash during fiscal year 2012 was primarily due to $1,000,000 of borrowings from its credit line facility, partially offset by $546,000 in net cash used in operating activities and $151,000 for purchases of property and equipment.

Cash used in operating activities in fiscal 2012 was $546,000, which represents an improvement of $3,947,000 compared with cash used in operating activities of $4,493,000 during fiscal year 2011. The improvement in operating cash flows during fiscal year 2012 was primarily driven by additional net income of $2,242,000, a reduction in direct response advertising spend of $2,132,000, partially offset by a decrease in changes in operating assets and liabilities of $449,000.

Mark Libratore, President and Chief Executive Officer, stated: "We are very proud of our financial performance during fiscal year 2012. We increased our sales by 15% over last year, reduced our customer acquisition costs, increased our operating margins, and improved our operating cash flows for 2012. We will continue to invest in new technology and implement process improvements during fiscal year 2013 that we believe will improve overall productivity and contribute to increased profitability, while providing excellent service to our growing customer base.

We expect to manage the levels of our direct response advertising spend to maximize profitability and cash flows for fiscal year 2013, which may result in slower top-line sales growth. Based on our financial results from fiscal year 2012, we expect to continue to improve operating margins and cash flows for fiscal year 2013."

Stay up-to-date with current events by visiting Liberator Medical's website at www.liberatormedical.com or by joining the Company's E-Mail Alert List. Join by clicking the following link www.LBMH-IR.com.

About Liberator Medical Holdings, Inc.

Liberator Medical Holdings, Inc.'s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. Accredited by The Joint Commission, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator's revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

Liberator Medical Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2012 and 2011
(In thousands, except dollar per share amounts)

	2012	2011

Assets
Current Assets:
Cash	$3,326	$3,016
Accounts receivable, net of allowances of $5,044 and $4,177, respectively	10,365	7,860
Inventory, net of allowance for obsolete inventory of $310 and $144, respectively	2,627	3,009
Deferred taxes, current portion	2,254	1,877
Prepaid and other current assets	287	333
Total Current Assets	18,859	16,095
Property and equipment, net of accumulated depreciation of $2,888 and $2,186, respectively	1,250	1,626
Deferred advertising	22,426	17,191
Intangible assets, net of accumulated amortization of $91 and $25, respectively	239	305
Other assets	88	163

Total Assets	$42,862	$35,380

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$6,537	$5,008
Accrued liabilities	1,221	1,119
Other current liabilities	92	103
Total Current Liabilities	7,850	6,230
Deferred tax liability	5,421	3,347
Credit line facility	2,500	1,500
Other long-term liabilities	132	48
Total Liabilities	15,903	11,125

Commitments and contingencies (see Note 13)

Stockholders' Equity:
Common stock, $.001 par value, 200,000 shares authorized, 48,232 and 48,135 shares issued, respectively; 48,143 and 48,046 shares outstanding at September 30, 2012 and 2011, respectively	48	48
Additional paid-in capital	34,707	34,504
Accumulated deficit	(7,746)	(10,247)
Treasury stock, at cost; 89 shares at September 30, 2012 and 2011, respectively	(50)	(50)

Total Stockholders' Equity	26,959	24,255

Total Liabilities and Stockholders' Equity	$42,862	$35,380

See accompanying notes to consolidated financial statements

Liberator Medical Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
For the fiscal years ended September 30, 2012 and 2011
(In thousands, except dollar per share amounts)

	2012	2011

Net Sales	$60,943	$52,698

Cost of Sales	23,924	20,601

Gross Profit	37,019	32,097

Operating Expenses:
Payroll, taxes and benefits	14,136	12,174
Advertising	8,099	8,206
Bad debts	4,664	3,746
Depreciation and amortization	794	730
General and administrative	5,019	4,644
Total Operating Expenses	32,712	29,500

Income from Operations	4,307	2,597

Other Income (Expense)
Gain on sale of assets	-	2
Interest expense	(75)	(42)
Interest income	-	5
Change in fair value of derivative liabilities	-	(902)
Total Other Income (Expense)	(75)	(937)

Income before Income Taxes	4,232	1,660

Provision for Income Taxes	1,731	1,401

Net Income	$2,501	$259

Basic earnings per share:
Weighted average shares outstanding	48,097	47,869
Earnings per share	$0.05	$0.01

Diluted earnings per share:
Weighted average shares outstanding	52,266	53,613
Earnings per share	$0.05	$0.00

See accompanying notes to consolidated financial statements

Liberator Medical Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the fiscal years ended September 30, 2012 and 2011
(In thousands)

	2012	2011

Cash flow from operating activities:
Net income	$2,501	$259

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	8,672	8,790
Equity based compensation	122	385
Provision for doubtful accounts and contractual adjustments	4,787	3,950
Non-cash interest related to convertible notes payable	-	21
Change in fair value of derivative liabilities	-	902
Deferred income taxes	1,697	1,340
Reserve for inventory obsolescence	166	35
Gain on disposal of assets	-	(2)
Changes in operating assets and liabilities:
Accounts receivable	(7,293)	(5,065)
Deferred advertising	(13,113)	(15,245)
Inventory	216	(1,025)
Other assets	143	49
Accounts payable	1,529	1,182
Accrued expenses	116	13
Other liabilities	(89)	(83)
Net Cash Flows Used in Operating Activities	(546)	(4,494)

Cash flows from investing activities
Purchase of property and equipment and other	(151)	(369)
Acquisition of SGV Medical Supplies (see Note 10)	-	(466)
Proceeds from the sale of assets	-	3
Net Cash Flows Used in Investing Activities	(151)	(832)

Cash flows from financing activities
Proceeds from credit line facility	1,000	1,500
Costs associated with credit line facility	(21)	(51)
Proceeds from employee stock purchase plan	67	86
Payments of debt and capital lease obligations	(39)	(621)

Net Cash Flows Provided by Financing Activities	1,007	914

Net increase (decrease) in cash	310	(4,412)

Cash at beginning of period	3,016	7,428
Cash at end of period	$3,326	$3,016

Supplemental disclosure of cash flow information:
Cash paid for interest	$73	$56
Cash refunded for income taxes	-	(8)

Supplemental schedule of non-cash investing and financing activities:
Capital expenditures funded by capital lease borrowings	202	-
Common stock issued for conversion of debt	-	5,100

See accompanying notes to consolidated financial statements

Safe Harbor Statement

In this press release and in related comments by our management, our use of the words "expect," "anticipate," "possible," "potential," "target," "believe," "commit," "intend," "continue," "may," "would," "could," "should," "project," "projected," "positioned" or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Such risks and uncertainties may include, but are not limited to, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, and the risk of early obsolescence of our products. Liberator's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports filed with the Securities and Exchange Commission.

CONTACT:
Individual Investor Relations Contact
Gerald Kieft
Wall Street Resources, Inc.
772-219-7525
IR@WSRcommunications.com
http://wsrcommunications.ir.stockpr.com/liberatormedical

Institutional Investor Contact:
Lyn Davis
Littlebanc Advisors, LLC
561-948-3005
ld@littlebanc.com
www.littlebanc.com